Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Guided Therapeutics Announces $550,000 Increase to $4 Million Private

Placement and Accelerated Interim Closing

NORCROSS, GA (September 3, 2015) -- Guided Therapeutics, Inc. (OTCQB: GTHP) announced today that it has entered into an amendment agreement to increase by $550,000 the gross cash proceeds from its previously announced private placement of convertible preferred stock and common stock warrants, as well as to accelerate the closing of $1.3 million of the total $4.55 million investment. Among those making the additional investment is a member of the Company’s Board of Directors.

Net proceeds from the private placement are intended to be used to purchase new inventory for manufacturing the Guided Therapeutics LuViva® Advanced Cervical Scan.

Gene Cartwright, CEO of Guided Therapeutics, stated, “These additional funds are needed to cover the cost of manufacturing additional LuVivas and single-use disposables for the previously announced Ministry of Health order for Turkey.”

Pursuant to the amendment agreement, dated September 3, 2015, at an interim closing expected to occur as early as today, the Company will issue to participating investors 1,734 shares of preferred stock and five-year warrants to purchase approximately 27.3 million shares of common stock, at an exercise price of $0.095 per share, all on the same terms as previously announced.

The final closing of the private placement is scheduled to occur in the fourth quarter of 2015, at which the Company would receive the final $750,000 in gross cash proceeds. Total gross cash proceeds from the private placement are expected to be $4.55 million, an increase of $550,000 from the amount originally announced.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), is acting as exclusive placement agent for this transaction.

Neither the preferred stock, nor the warrants to purchase shares of common stock, nor the shares of common stock issuable upon conversion of the preferred stock or exercise of warrants, have been registered under the Securities Act of 1933, as amended, and none of these securities may be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or jurisdiction would be unlawful.

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and uses spectroscopy to measure how light interacts with the cervical tissue. Spectroscopy identifies chemical and structural indicators of precancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which may result in eliminating costly, painful and unnecessary additional testing. LuViva is intended for use with women who have undergone initial screening and are called back for follow up with a colposcopy examination, which in many cases, involves taking a biopsy of the cervix. It has also been used in clinical studies in Turkey and Nigeria as a means to screen women for cervical cancer where the availability of infrastructure necessary for Pap and HPV testing is restricted. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use in the U.S. LuViva, the wave logo and “Early detection, better outcomes” are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments, including among others, the timing of the closing of the private placement and the amount of gross proceeds and the use of net proceeds from the private placement. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the Company’ ability to complete the transactions contemplated by the private placement, its ability to realize the expected benefits of the private placement, the sufficiency of the capital raised in the private placement and the ability of Guided Therapeutics to raise additional capital, the extent of dilution of the holdings of its current stockholders upon conversion or exercise of securities issued in connection with capital raising efforts, the early stage of Guided Therapeutics products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the Securities and Exchange Commission, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent quarterly reports.

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Investor and Media Relations Contact:

Robert Haag

Managing Partner

IRTH Communications

GTHP@irthcommunications.com

866-976-4784

Bill Wells

Guided Therapeutics

770-242-8723